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                                                                     Exhibit 21

                           Subsidiaries of the Company

Ceco Group, Inc.

Ceco Filters, Inc. (subsidiary of Ceco Group, Inc.)

Kirk & Blum Manufacturing Company (subsidiary of Ceco Group, Inc.)

kbd/Technic, Inc. (subsidiary of Ceco Group, Inc.)

Air Purator Corporation (subsidiary of Ceco Filters, Inc.)

New Busch Co., Inc. (subsidiary of Ceco Filters, Inc.)